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                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY



                          TRANSITION SERVICES AGREEMENT

          TRANSITION SERVICES AGREEMENT, effective as of July 31, 2000 (this "Agreement"), is made by and between B/E AEROSPACE, INC., a Delaware corporation ("B/E") and ADVANCED THERMAL TECHNOLOGIES, INC., a Delaware corporation (the "Company").

          WHEREAS, the Company is currently a wholly-owned subsidiary of B/E and receives administrative and other services from B/E;

          WHEREAS, the Company is considering carrying out an initial public offering (the "Public Offering") of shares of its common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended;

          WHEREAS, B/E possesses certain administrative capabilities and resources which it is willing to provide to the Company after the Public Offering under the terms set forth in this Agreement; and

          WHEREAS, the Company desires to obtain from B/E certain administrative services under the terms set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1.   FURNISHING OF SERVICES; FEES; OTHER.

          1.1. FURNISHING OF SERVICES. Subject to the terms and conditions of this Agreement, B/E shall provide, to the extent reasonably available, as requested by the Company, services as described in Exhibit A attached hereto, as Exhibit A may be amended by mutual agreement of the Company and B/E from time to time ("Services"). The Company shall have no obligation to procure Services hereunder, such procurement being at the Company's sole discretion, and nothing in this Agreement shall be deemed to limit in any way the right of the Company to procure such Services from others or enter into any other agreement for such purpose.

          1.2. FEES FOR SERVICES. Services shall be furnished by B/E at its then Applicable Cost. "Applicable Cost" shall mean (x) the respective direct and indirect costs and expenses, including overhead and sales, general and administrative expenses, incurred by B/E in performing its obligations under this Agreement, which, except to the extent that such costs and



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               expenses are adjusted for comparability, will be equal to or less than those usually charged by B/E for similar work under like conditions of service, plus (y) 10%.

          1.3. TAXES. In addition to the prices paid by the Company hereunder, the Company shall pay any present or future sales, use, excise, or other similar taxes applicable to the sale of Services or, if such sale is exempt from tax, the Company shall furnish B/E with a tax exemption certificate acceptable to the taxing authorities. The foregoing shall not apply to any taxes imposed on B/E's income generated by this Agreement, and the Company shall not be responsible for any income taxes for which B/E is liable.

          1.4. BILLING. On a monthly basis, B/E shall submit to the Company for payment a billing invoice setting forth B/E's good faith estimate of the amount of fees payable by the Company to B/E for Services rendered during the preceding month. B/E, at its option, may also invoice the Company for any costs paid by the Company to third-parties in the course of providing any Services ("Third-Party Costs") immediately upon payment of such Third-Party Costs. Within thirty (30) days after the close of each calendar quarter, B/E will compute and reconcile the actual amounts of fees payable by the Company to B/E in respect of such calendar quarter (the "Actual Quarter's Charge") against the sum of the estimated amounts previously invoiced to the Company by B/E in respect of each calendar month occurring within such calendar quarter (the "Estimated Quarter's Charge") and will send the Company a statement of such computation and reconciliation (the "Quarterly Statement"). The parties agree that if (a) the Actual Quarter's Charge for such calendar quarter is greater than the Estimated Quarter's Charge for such calendar quarter, then the Company shall pay such difference (the "Quarterly Shortfall") to B/E within fifteen (15) days after B/E sends the Quarterly Statement for such calendar quarter to the Company; and (b) if the Estimated Quarter's Charge for such calendar quarter is greater than the Actual Quarter's Charge for such calendar quarter, then B/E shall reimburse the Company for the amount of such difference within fifteen (15) days after B/E sends the Quarterly Statement for such calendar quarter to the Company, subject to B/E's right to offset as a credit any amounts previously invoiced by B/E to the Company under this Section 1.4. and not yet paid to B/E.

          1.5. PAYMENT. The Company shall pay in full to B/E the amount due as stated on each B/E invoice within thirty (30) days after the date of such invoice; provided that the Company shall pay in full the amount of any Third-Party Costs billed to the Company on any B/E invoice within ten (10) days of the date of such invoice; and provided further that the Company shall pay any Quarterly Shortfall to B/E within fifteen (15) days after B/E issues the Company an invoice for such Quarterly Shortfall as provided in
               Section 1.4.


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          1.6. ACCESS TO ASSETS. The Company shall make available to B/E all such Company equipment, inventory, supplies and information as may be reasonably necessary for B/E to perform any Services under this Agreement. B/E agrees to use these Company assets solely for the purposes contemplated hereby.

          1.7. PERFORMANCE. Performance dates for Services shall be established by the mutual agreement of the parties.

          1.8. EXCUSABLE DELAYS.

               a. Except with respect to any obligation of payment, neither party shall be liable to the other for delay in performance or failure to perform due to (1) causes beyond its reasonable control or (2) acts of God, acts of the other party, and acts (including failure to act) of any governmental authority.

               b. Any party whose performance is excused pursuant to Section 1.8.a. shall notify the other party of any delay or failure so excused and shall specify a revised performance date (which shall be agreed to with the other party pursuant to Section 1.7.) as soon as practicable after becoming aware of any delay specified in Section 1.8.a.

          1.9. AUDIT RIGHTS. Upon reasonable notice, the Company, at its own cost and expense, shall have the right to cause a mutually acceptable third party (it being understood that any nationally recognized independent certified public accounting firm shall be acceptable to both B/E and the Company) to audit and inspect the books and records of B/E relating to work performed for or on behalf of the Company, pursuant to this Agreement, provided that such third party agrees in writing to be bound by appropriate confidentiality obligations and that such party will not disclose to the Company any proprietary rates or other cost data which is deemed to be competition sensitive by B/E.


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          2.   PERSONNEL. B/E shall provide the services of appropriately skilled and experienced employees during the term of this Agreement. Such personnel shall be designated by B/E for the work contemplated by this Agreement, but the Company may at any time, upon reasonable advance notice (confirmed in writing), notify B/E that the services of any one or more of such personnel are no longer required, in which case the Company shall not be obligated to pay B/E for any future services of such personnel.

          3. TERMS. This Agreement shall terminate on December 31, 2003 or on such other date as may be agreed by the parties, unless sooner terminated pursuant to the provisions of this Agreement.

          4.   DEFAULT; REMEDIES.

               4.1. EVENTS OF DEFAULT. A party to this Agreement will be in default hereunder if such party commits a material breach of any term or condition of this Agreement and such breach continues uncured for thirty (30) days (or fifteen (15) days in the case of a failure by the Company to pay B/E any sums payable to B/E when due under this Agreement) following receipt of written notice of such breach from the other party.

               4.2. REMEDIES. In the event of a default by the Company
                    hereunder, B/E may exercise any or all of the following remedies: (a) declare immediately due and payable all sums for which the Company is liable under this Agreement; (b) decline to provide any Service hereunder; and (c) upon written notice to the Company, terminate this Agreement. In the event of any default by B/E hereunder, upon written notice to B/E, the Company may terminate this Agreement. In addition to the foregoing, a non-defaulting party will have all other rights remedies available to it under applicable law, including, but not limited to, equitable relief.

          5. TERMINATION. Either party hereto shall have the right to terminate this Agreement (i) in accordance with Section 4.2.,
               (ii) upon written notice to the other party, if the other party shall be adjudged bankrupt, become insolvent, make a general assignment for the benefit of creditors, have a receiver or trustee appointed for the benefit of creditors generally, file a voluntary petition in bankruptcy or initiate reorganization proceedings or take any step toward liquidation, or (iii) upon 180 days' prior written notice to the other party.

          6.   OWNERSHIP OF DATA AND INFORMATION.

               6.1. DATA. B/E shall maintain records in sufficient detail to reflect all work done and results achieved hereunder in accordance with B/E's regular practices in the performance of work under this Agreement ("Data").

               6.2. OWNERSHIP. Except as provided in this Agreement, all such
                    Data maintained under Section 6.1. above shall be the property of the Company and shall be made available to the Company, at its written request, no later


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                    than the termination of this Agreement. B/E may retain a
                    copy of all Data delivered to the Company to be held on a confidential basis pursuant to Section 11.

          7.   DISCLAIMER OF WARRANTY; LIMITATION OF LIABILITY.

               7.1. DISCLAIMER OF WARRANTY. ALL SERVICES PROVIDED HEREUNDER ARE
                    PROVIDED TO THE COMPANY ON AN "AS IS" BASIS WITHOUT WARRANTY OF ANY KIND. B/E HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

               7.2. LIMITATION OF LIABILITY. The total liability of B/E on any and all claims, whether in contract, warranty, tort (including, but not limited to, negligence) or otherwise, arising out of, connected with, or resulting from the performance or nonperformance of any agreement resulting herefrom or the furnishing of any Service, shall not exceed the total amount paid by the Company hereunder for all Services provided during the term of this Agreement.

               7.3. LIMITATION OF DAMAGES. In no event, whether as a result of breach of contract, warranty, tort (including, but not limited to, negligence) or otherwise, shall B/E be liable for any special, consequential, incidental, indirect or exemplary damages, including, but not limited to, loss of profits or revenue, loss of use of equipment, cost of capital, cost of substitute goods, facilities, services or replacement power, downtime costs or claims of the Company's customers for such damages.

          8. RELATIONSHIP OF THE PARTIES. Each party hereto will operate as, and have the status of, an independent contractor and will not act as or be an agent, partner, co-venturer or employee of the other party. Except as expressly provided in this Agreement, neither party will have the right or authority to assume or create any obligations, express or implied, on behalf of or in the name of any other party, or to bind the other party in any respect whatsoever.

          9.   RECORD RETENTION.

               9.1. B/E shall maintain accurate records and accounts of all transactions relating to its performance of Services pursuant to this Agreement. Such records and accounts shall reflect such information as would normally and reasonably be examined by an independent accountant in performing a complete audit in accordance with United States generally accepted accounting principles ("GAAP") for the purpose of certifying financial statements and shall be maintained by in a manner that will enable an independent accountant to complete an audit of the Company in


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                    accordance with GAAP. The Company shall have the right to
                    inspect and copy, at its expense upon reasonable notice and at reasonable intervals during B/E's regular office hours, the separate records and accounts maintained by B/E relating to Services, provided that such records shall be Confidential Information (as defined in Section 11.2.) of B/E and shall be held in confidence by the Company as provided in Section 11.2. hereof.

               9.2. The Company shall maintain accurate records and accounts of all transactions relating to the provision of Services under this Agreement and all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") insofar as such Information may be reasonably required by B/E to comply with all applicable federal, state, county and local laws, administrative or court orders, ordinances, regulations and codes, including but not limited to the Employment Retirement Income Security Act of 1974, as amended, and securities laws. Without limiting the foregoing, Information may be requested under this Section 9.2. for audit, accounting, claims, regulatory, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

          10.  LIMITATIONS ON OBLIGATIONS; SERVICE PROVIDERS.

               10.1.LIMITATIONS ON B/E'S OBLIGATIONS. Notwithstanding anything herein to the contrary, B/E may, at its sole discretion, decline to provide any Service hereunder if: (a) facilities or personnel of B/E are not reasonably available to provide such Service; (b) providing such Service requested by the Company would materially interfere with B/E's conduct of its business; or (c) in B/E's good faith judgment based upon the advice of its tax advisors, B/E's providing such Service could result in significant tax disadvantages for B/E, could conflict with any applicable law, regulation or ordinance or could result in a conflict of interest. B/E may, at any time and in its sole discretion, change in any reasonable respect the manner, scheduling or timing of the Services to be rendered, provided that B/E shall provide the Company at least thirty (30) days' prior written notice of such change. Nothing in this Agreement shall limit or restrict the right of B/E or any of B/E's directors, officers or employees, agents, subsidiaries or affiliates to engage in any other business or devote their time and attention in part to the management or other aspects of any other business, whether or not of a similar nature, or to limit or restrict the right of B/E to engage in any other business or to render services of any kind to any entity.

               10.2.SERVICE PROVIDERS. Services to be provided by B/E hereunder may, in B/E's sole discretion, be provided by employees or service providers of B/E or any of its subsidiaries (other than the Company); provided, however, that B/E shall remain responsible, in accordance with the terms


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                    of this Agreement, for the performance of any Service it
                    causes to be so provided.

          11.  CONFIDENTIALITY.

               11.1.If a party discloses to the other party, in connection with its performance under this Agreement, information which the disclosing party deems to be confidential, proprietary information, the disclosing party shall, if such information is written, mark such information with the legend "CONFIDENTIAL, PROPRIETARY INFORMATION" or with another legend conveying the same meaning or, if such information is oral, notify the receiving party at the time of disclosure that it is confidential, proprietary information and, within thirty (30) days thereafter, transmit such information to the receiving party (previously provided in oral form) in written form, marked as indicated above.

               11.2.Written information disclosed by a party to the other party not marked as indicated in Section 11.1. and oral information disclosed by a party to the other party not designated as confidential, proprietary information upon disclosure and reduced to writing and marked as indicated in
                    Section 11.1. shall be considered to have been disclosed without restriction. Written information disclosed by a party to the other party marked as indicated in Section
                    11.1. and oral information disclosed by a party to the other party designated as confidential, proprietary information upon disclosure and reduced to writing and marked as indicated in Section 11.1., and all written or graphic notes, analyses, studies and drawings or other documents or graphic depictions prepared by the receiving party's employees or representatives that disclose such information referred to in this sentence (collectively, "Confidential Information") shall be subject to the following Sections
                    11.2. a., b., and c.:

                    a. The receiving party shall use reasonable efforts, like those used to safeguard its own confidential, proprietary information of a similar type:

                         (i). not to disclose Confidential Information of the disclosing party to persons or entities other than the receiving party's employees or representatives involved with the performance of this Agreement; and

                         (ii). not to use Confidential Information of the disclosing party for any purpose other than performing under this Agreement.

                    b. The restrictions in Section 11.2.a. above shall not apply to any information of a disclosing party which:

                         (i). the receiving party possessed without such restrictions prior to receipt from the disclosing party;


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                         (ii). is disclosed to the receiving party by a source
                         other than the disclosing party, which source is not under a confidentiality obligation to the disclosing party;

                         (iii). is disclosed by the party, without restriction, to a person or entity other than the receiving party;

                         (iv). is now or becomes publicly known (such as, but not limited to, information disclosed in patents or publications) through no violation of this Agreement;

                         (v). is independently developed by the receiving party after the date of this Agreement without use of Confidential Information of the disclosing party, by persons who have not had access to Confidential Information;

                         (vi). is disclosed or used with the prior written consent of the disclosing party;

                         (vii). the receiving party reasonably believes (based upon receipt of a legal opinion) is required to be disclosed to comply with an applicable law, rule or regulation or court order or other compulsory process of a court or other government body; or

                         (viii). is disclosed or used after that date which falls five (5) years after the receipt of the Confidential Information.

                         In the event that Section 11.2.b.(vii). is applicable, the receiving party shall notify the disclosing party, in writing, of its intention to disclose the Confidential Information, allowing a reasonable period prior to such intended disclosure, where the receiving party reasonably believes that such notice can be so provided without violating an applicable law, rule or regulation or court order or other compulsory process of a court or other governmental body, so that the disclosing party may take such action as it deems appropriate to protect its Confidential Information.

                    c. Upon expiration or termination of this Agreement, the receiving party shall, upon receipt of the disclosing party's written request, at the receiving party's option, either destroy or return to the disclosing party all of the disclosing party's Confidential Information (and all copies thereof); provided, however, that one copy may be maintained by the receiving party's legal counsel (but such copy shall continue to be subject to the provisions of this Agreement). If the receiving party elects to destroy the disclosing party's Confidential Information (subject to the proviso at the end of the preceding sentence), the receiving party shall certify such destruction in writing to the disclosing party.


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               11.3.Each employee or representative of a party shall be
                    informed of this Section 11. and shall agree to comply with its provisions before any Confidential Information of the other party is disclosed to such employee or representative.

               11.4.Nothing contained in this Section 11. shall be construed as granting, by implication, estoppel or otherwise, any licenses or rights under any patents, copyrights, or other legally protectable proprietary rights (present or future) of either party hereto to the other party.

          12.  MISCELLANEOUS.

               12.1.COMPLIANCE WITH LAWS. B/E agrees to comply with the
                    provisions of any applicable federal, state or local law or ordinance and all lawful standards, permits, licenses, approvals, orders, rules and regulations promulgated pursuant thereto in performing its obligations under this Agreement.

               12.2.ASSIGNMENT. Neither the Company nor B/E may assign any of its rights or obligations under this Agreement to a third party without the other party's prior written approval. Any such attempted assignment shall be null and void.

               12.3.NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to the Company or B/E shall be in writing and shall be deemed to have been duly given upon receipt (subject to the last sentence of this Section 12.3.) if delivered personally, by a national overnight delivery service or by facsimile transmission, or upon deposit in the U.S. mail (certified or registered mail, postage prepaid, return receipt requested):

                    if to B/E, to:

                    B/E Aerospace, Inc.
                    1400 Corporate Center Way
                    Wellington, Florida  33414
                    Attention:  General Counsel and Secretary
                    Facsimile:  (561) 791-3966

                    if to the Company to:

                    Advanced Thermal Technologies, Inc.
                    3355 East La Palma Avenue
                    Anaheim, California  92806
                    Attention:  Chief Financial Officer
                    Facsimile:  (714) 688-4153


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                    or to such other address or telecopy number and with such
                    other copies as such party may hereafter specify by written notice to the other party in the manner specified above. In the case of delivery in person, by a national overnight courier service or by facsimile transmission, such notice, request, demand, waiver and other communication shall be effective upon receipt, provided that if the day of receipt is not a business day (i.e., the day of receipt is a Saturday, Sunday or any other day on which the principal commercial banks located in Florida are not open for business), then the notice shall be deemed to have been received on the next succeeding business day.

               12.4.HEADINGS. The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

               12.5.AMENDMENT; WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by B/E and Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

               12.6.BINDING EFFECT; BENEFIT. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and, subject to
                    Section 12.2., permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and, subject to Section 12.2., permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               12.7.GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of [New York] applicable to contracts executed in and to be performed in that state.

               12.8.SEVERABILITY. If any term or other provision of this
                    Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, such term or provision, as to such jurisdiction, shall be ineffective, and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions set forth in this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions set


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                    forth in this Agreement be consummated as originally
                    contemplated to the fullest extent possible.

               12.9.SURVIVAL. The provisions of Sections 6, 7, 8, 9,11 and 12 shall survive the expiration or earlier termination of this Agreement. In addition, the provisions of this Agreement shall continue to apply with respect to Services performed, including any obligation of the Company to pay for such Services, prior to such expiration or termination and shall govern the relationship between the parties with respect thereto.

               12.10.REMEDIES. Any right or remedy of the Company or B/E with respect to breach set forth in this Agreement shall not, unless the contrary is expressly indicated, be exclusive and in addition thereto the Company and B/E shall have all rights and remedies available to them under applicable law, including, but not limited to, equitable relief.

               12.11.ENTIRE AGREEMENT. This Agreement and the Exhibits thereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written or oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by any party to this Agreement.

               12.12.COUNTERPARTS. This Agreement may be executed and delivered
                    (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       B/E AEROSPACE, INC.



                                       By:  /s/    THOMAS P. MCCAFFREY
                                            ---------------------------
                                            Name:  THOMAS P. MCCAFFREY
                                            Title: SENIOR V.P.AND C.F.O.



                                       ADVANCED THERMAL
                                       TECHNOLOGIES, INC.



                                       By:  /s/ CAMERON H. ADAMSON
                                            ---------------------------
                                            Name: CAMERON H. ADAMSON
                                            Title: CFO



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                                    EXHIBIT A

                                LIST OF SERVICES


     - PAYROLL PROCESSING AND ADMINISTRATION - B/E will continue to include the Company's employees in its payroll system, arranging for bi-weekly payroll payments and all the related tax payments and required informational filing.

     - HUMAN RESOURCES ADMINISTRATION - B/E will continue to provide personnel oversight and services for the ongoing human resource administration requirements of the Company including recruitment and hiring assistance, statutory compliance, compensation recommendations, and employee record retention.

     - BENEFITS - Company employees will continue to be included in the B/E benefit plans.

     - MARKETING SUPPORT - Company sales and marketing efforts will be supported by B/E's staff and expertise including the development of promotional materials, press releases, and sales strategies, and sales calling efforts.

     - INFORMATIONAL TECHNOLOGY AND TELECOMMUNICATIONS SERVICES - the Company will continue to be serviced by B/E's management information, telephone, and email systems.

     - TREASURY MANAGEMENT - B/E will support the Company in the processing of cash receipts and disbursements and in other banking and investment matters.

     - ACCOUNTING AND FINANCE ASSISTANCE - Company staff will be assisted in accounting research, financial reports, auditing and other financial support with the necessary expertise at B/E.

     - SALES ORDER ENTRY ADMINISTRATION - the Company will continue to utilize the sales order/backlog system maintained at B/E.

     - CORPORATE ADMINISTRATIVE SERVICES--B/E administrative and executive staff will be available to support the Company's developing requirements.